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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in Appendix C of the HSBC Funds Trust Proxy Statement/Prospectus and "Financial Highlights" in the Investor Shares Prospectus of The Wilmington Prime Money Market Portfolio and The Wilmington U.S. Government Portfolio, dated November 1, 2000, and to the incorporation by reference in this Registration Statement (Form N-14) of WT Mutual Fund, of our report dated August 4, 2000, with respect to The Wilmington Prime Money Market Portfolio and The Wilmington U.S. Government Portfolio, included in the Wilmington Funds Money Market Portfolios June 30, 2000 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
August 1 2001